As filed with the Securities and Exchange Commission on May 23, 2007
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NOBLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	73-0785597 (IRS Employer Identification No.)

100 Glenborough Drive, Suite 100 Houston, Texas (Address of Principal Executive Offices)	77067 (Zip Code)
2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc.
(Full title of the Plan)

Chris Tong	Copy to:
Chief Financial Officer Noble Energy, Inc. 100 Glenborough, Suite 100 Houston, Texas 77067 (Name and address of agent for service)	Joe Dannenmaier Harry R. Beaudry Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 (713) 654-8111

(281) 872-3100 (Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of securities	Amount	Proposed maximum	Proposed maximum	Amount
to be	to be	offering price	aggregate	of
registered	registered (1)(2)	per share (3)	offering price (3)	registration fee
Common Stock, $3.33 1/3 par value per share	800,000 shares	$63.31	$50,648,000	$1,555

(1)	Registrant is registering 800,000 shares under the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. pursuant to this Registration Statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the plan as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of Registrant reported on the New York Stock Exchange for May 21, 2007.

PART I
EXPLANATORY NOTE
          This Registration Statement on Form S-8 registers 800,000 shares of common stock of Noble Energy, Inc. (the “Company”), which have been reserved for issuance pursuant to the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2005 Plan”). The Board of Directors of the Company recommended for approval and, on April 26, 2005, the stockholders of the Company approved the 2005 Plan.
          This Registration Statement also registers the reoffer and resale, as permitted by Form S-8 General Instruction C and Rule 429 of the Securities Act, of up to 39,313 shares of common stock of the Company that have been issued under the 2005 Plan prior to the filing of this Registration Statement to certain non-employee directors named in this Registration Statement (the “Selling Stockholders”). These shares of common stock may be considered “restricted securities” as defined in General Instruction C(1) to Form S-8.
          This Registration Statement contains two parts. The first part constitutes a “reoffer” prospectus prepared in accordance with Part I of Form S-3 pursuant to General Instruction C of Form S-8. The second part contains information required in this Registration Statement pursuant to Part II of Form S-8.

NOBLE ENERGY, INC.
REOFFER PROSPECTUS
39,313 SHARES OF COMMON STOCK
          This reoffer prospectus covers 39,313 shares of common stock, $3.33 1/3 par value of Noble Energy, Inc. This prospectus relates to the reoffer and resale of shares of common stock that have been acquired pursuant to the 2005 Plan by our non-employee directors. We will not receive any proceeds from these sales.
          The Selling Stockholders described in this prospectus may reoffer and resell the shares from time to time. The shares may be offered at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. See “Plan of Distribution.”
          Our common stock is listed on the New York Stock Exchange under the symbol “NBL.” On May 21, 2007, the last reported sales price of our common stock on the New York Stock Exchange was $ 63.65 per share.

Investing in our common stock involves risks. Please carefully consider the “Risk Factors” beginning on Page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2007

OUR BUSINESS
          Noble Energy, Inc. (“Noble Energy”, “we” or “us”) is a Delaware corporation, formed in 1969, that has been publicly traded on the New York Stock Exchange (“NYSE”) since 1980. We are an independent energy company that has been engaged in the exploration, development, production and marketing of crude oil and natural gas since 1932. In this report, unless otherwise indicated or where the context otherwise requires, information includes that of Noble Energy and its subsidiaries. Exploration activities include geophysical and geological evaluation and exploratory drilling on properties for which we have exploration rights. We operate throughout major basins in the U.S. including Colorado’s Wattenberg field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan Basin in New Mexico, the Gulf Coast and the Gulf of Mexico. In addition, we conduct business internationally in West Africa (Equatorial Guinea and Cameroon), the Mediterranean Sea (Israel), Ecuador, the North Sea (UK, the Netherlands and Norway), China, Argentina, and Suriname.
          We are a worldwide producer of crude oil and natural gas. Our strategy is to achieve growth in earnings and cash flow through the development of a high quality portfolio of producing assets that is balanced between domestic and international projects. In 2005, we completed a merger with Patina Oil & Gas Corporation. In 2006, we acquired U.S. Exploration Holdings, Inc. and sold substantially all of our Gulf of Mexico shelf properties, except for the Main Pass area. These transactions have allowed us to achieve a strategic objective of enhancing our U.S. asset portfolio which has resulted in a company with assets and capabilities that include growing U.S. basins coupled with a significant portfolio of international properties. Our 2006 crude oil and natural gas production volume was 29% higher than 2005 and 75% higher than 2004. Our reserve base is balanced between domestic and international sources at 55% domestic and 45% international. We are now a larger, more diversified company with greater opportunities for both domestic and international growth.
          As of December 31, 2006, we had estimated proved reserves of 3.2 trillion cubic feet of natural gas and 296 million barrels of crude oil. On a combined basis, these proved reserves were equivalent to 835 million barrels oil equivalent, of which 55% were located in the U.S. and 45% were located internationally. Our proved reserves have increased 4% since December 31, 2005 and 59% over the past three years. At December 31, 2006, 71% of reserves were proved developed reserves.
          Our principal corporate office, including our offices for domestic and international operations, is located at 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610. We maintain additional offices in Ardmore, Oklahoma and Denver, Colorado and in China, Cameroon, Ecuador, Equatorial Guinea, Israel and the UK. Our website address is www.nobleenergyinc.com. Available on this website under “Investor Relations—Investor Relations Menu—SEC Filings,” free of charge, are our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 filed on behalf of directors and officers and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with or furnished to the U.S. Securities and Exchange Commission (“Commission”).
RISK FACTORS
Crude oil and natural gas prices are volatile and a substantial reduction in these prices could adversely affect our results and the price of our common stock.
          Our revenues, operating results and future rate of growth depend highly upon the prices we receive for our crude oil and natural gas production. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The markets and prices for crude oil and natural gas depend on factors beyond our control. These factors include demand for crude oil and natural gas, which fluctuates with changes in market and economic conditions, and other factors, including:

•	worldwide and domestic supplies of crude oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	political conditions and events (including instability or armed conflict) in crude oil producing or natural gas producing regions;

•	the level of global crude oil and natural gas inventories;

•	the price and level of foreign imports;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the availability of crude oil transportation and refining capacity;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes; and

•	the overall economic environment.
Significant declines in crude oil and natural gas prices for an extended period may have the following effects on our business:
•	limiting our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reducing the amount of crude oil and natural gas that we can produce economically;

•	causing us to delay or postpone some of our capital projects;

•	reducing our revenues, operating income and cash flow;

•	reducing the carrying value of our crude oil and natural gas properties; or

•	limiting our access to sources of capital, such as equity and long-term debt.
Estimates of crude oil and natural gas reserves are not precise.
     There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their value, including many factors that are beyond our control. Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The estimates depend on a number of factors and assumptions that may vary considerably from actual results, including:
•	historical production from the area compared with production from other areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future crude oil and natural gas prices;

•	future operating costs;

•	severance and excise taxes;

•	development costs; and

•	workover and remedial costs.
For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of those reserves based on risk of recovery and estimates of the future net cash flows expected from them prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to upward or downward adjustment, and actual production, revenue and expenditures with respect to our reserves likely will vary, possibly materially, from estimates.
          Additionally, because some of our reserve estimates are calculated using volumetric analysis, those estimates are less reliable than the estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay of the structure and an estimation of the area covered by the structure. In addition, realization or recognition of proved undeveloped reserves will depend on our development schedule and plans. A change in future development plans for proved undeveloped reserves could cause the discontinuation of the classification of these reserves as proved.
Failure to fund continued capital expenditures could adversely affect our properties.
          Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations, our revolving bank credit facility and debt and equity issuances. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of crude oil and natural gas, and our success in finding, developing and producing new reserves. If revenue were to decrease as a result of lower crude oil and natural gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves, resulting in a decrease in production over time. If our cash flow from operations is not sufficient to meet our obligations and fund our capital budget, we may not be able to access debt, equity or other methods of financing on an economic basis to meet these requirements. If we are not able to fund our capital expenditures, interests in some properties might be reduced or forfeited as a result.
We may be unable to make attractive acquisitions or integrate acquired businesses and/or assets, and any inability to do so may disrupt our business.
          One aspect of our business strategy calls for acquisitions of businesses and assets that complement or expand our current business. We cannot provide assurance that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive opportunities, we cannot provide assurance that we will be able to complete the acquisition of them or do so on commercially acceptable terms. Additionally, if we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own. These difficulties could disrupt ongoing business, distract management and employees, increase expenses and adversely affect results of operations. Even if these difficulties could be overcome, we cannot provide assurance that the anticipated benefits of any acquisition would be realized.
Our international operations may be adversely affected by economic and political developments.
          We have significant international crude oil and natural gas operations. These operations may be adversely affected by political and economic developments, including the following:
•	war, terrorist acts and civil disturbances, such as currently occurring in Israel and other countries in the Middle East;

•	loss of revenue, property and equipment as a result of actions taken by foreign crude oil and natural gas producing nations, such as expropriation or nationalization of assets and renegotiation, modification or nullification of existing contracts, such as may occur pursuant to the new hydrocarbons law recently enacted by the government of Equatorial Guinea;

•	changes in taxation policies, including the effects of additional oil profits taxes recently imposed by China and Ecuador and the increase in the Supplementary Charge imposed by the UK on North Sea income;

•	laws and policies of the United States and foreign jurisdictions affecting foreign investment, taxation, trade and business conduct;

•	foreign exchange restrictions;

•	international monetary fluctuations; and

•	other hazards arising out of foreign governmental sovereignty over areas in which we conduct operations.
We are subject to various governmental regulations and environmental risks that may cause us to incur substantial costs.
          From time to time, in varying degrees, political developments and federal and state laws and regulations affect our operations. In particular, price controls, taxes and other laws relating to the crude oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect crude oil and natural gas production, operations and economics. We cannot predict how agencies or courts will interpret existing laws and regulations or the effect these adoptions and interpretations may have on our business or financial condition.
          Our business is subject to laws and regulations promulgated by international, federal, state and local authorities relating to the exploration for, and the development, production and marketing of, crude oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations.
          Our operations are subject to complex international, federal, state and local environmental laws and regulations including in the case of federal laws, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Oil Pollution Act of 1990 and the Clean Water Act. Environmental laws and regulations change frequently and the implementation of new, or the modification of existing, laws or regulations could harm us. The discharge of natural gas, crude oil, or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.
Exploration, development and production risks and natural disasters could result in liability exposure or the loss of production and revenues.
          Our operations are subject to hazards and risks inherent in the drilling, production and transportation of crude oil and natural gas, including:
•	pipeline ruptures and spills;

•	fires;

•	explosions, blowouts and cratering;

•	formations with abnormal pressures;

•	equipment malfunctions;

•	hurricanes; and

•	other natural disasters.
Any of these can result in loss of hydrocarbons, environmental pollution and other damage to our properties or the properties of others.
Exploration and development drilling may not result in commercially productive reserves.
          We do not always encounter commercially productive reservoirs through our drilling operations. The wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in those wells. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that crude oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry holes or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:
•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental requirements; and

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment.
The unavailability or high cost of drilling rigs, equipment, supplies, personnel and other oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.
          Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs of rigs, equipment and supplies are substantially greater and their availability may be limited. As a result of increasing levels of exploration and production in response to strong demand for crude oil and natural gas, the demand for oilfield services has risen and the costs of these services are increasing, while the quality of these services may suffer. Additionally, these services may not be available on commercially reasonable terms.
We may not have enough insurance to cover all of the risks we face, which could result in significant financial exposure.
          Exploration for and production of crude oil and natural gas can be hazardous, involving natural disasters and other unfortuitous events such as blowouts, cratering, fire and explosion and loss of well control which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life, or damage to property and the environment. In accordance with industry practices, we maintain insurance against many, but not all, potential perils confronting our operations and in coverage amounts and deductible levels that we believe to be prudent. Consistent with that profile, our insurance program is structured to provide us financial protection from unfavorable loss severity resulting from damages to or the loss of physical assets or loss of human life, liability claims of third parties, and business interruption (loss of production) attributed to certain assets. Although we believe the coverages and amounts of insurance carried are adequate, we may not have sufficient protection against some of the risks we face, either because insurance is not available on commercially reasonable terms or actual losses exceed coverage limits. If an event occurs that is not covered by insurance or not fully protected by insured limits, it could have an adverse impact on our financial condition, results of operations and cash flows.
We face significant competition and many of our competitors have resources in excess of our available resources.
          We operate in the highly competitive areas of crude oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent crude oil and natural gas companies in a number of areas such as:
•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our crude oil and natural gas production; and

•	seeking to acquire the equipment and expertise necessary to operate and develop properties.
          Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could have an adverse impact on our business.

Our level of indebtedness may limit our financial flexibility.
          As of December 31, 2006, we had long-term indebtedness of $1.805 billion, with $1.155 billion drawn under our bank credit facility. Our long-term indebtedness represented 30% of our total book capitalization at December 31, 2006.
          Our level of indebtedness affects our operations in several ways, including the following:
•	a portion of our cash flows from operating activities must be used to service our indebtedness and is not available for other purposes;

•	we may be at a competitive disadvantage as compared to similar companies that have less debt;

•	the covenants contained in the agreements governing our outstanding indebtedness and future indebtedness may limit our ability to borrow additional funds, pay dividends and make certain investments and may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and more restrictive covenants;

•	changes in the credit ratings of our debt may negatively affect the cost, terms, conditions and availability of future financing, and lower ratings will increase the interest rate and fees we pay on our revolving credit facility; and

•	we may be more vulnerable to general adverse economic and industry conditions.
          We may incur additional debt in order to fund our exploration and development activities. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, crude oil and natural gas prices and financial, business and other factors will affect our operations and our future performance. Many of these factors are beyond our control and we may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings and equity financing may not be available to pay or refinance such debt.
Information technology systems implementation issues could disrupt our internal operations and adversely affect our financial results or our ability to report our financial results.
          We are currently in the process of implementing a new Enterprise Resource Planning software system to replace our various legacy systems. As a part of this effort, we are transitioning data and changing processes and this may be more expensive, time consuming and resource intensive than planned. Any disruptions that may occur in the implementation or operation of this system or any future systems could increase our expenses and adversely affect our ability to report in an accurate and timely manner our financial position, results of operations and cash flows and to otherwise operate our business.
Hedging transactions may limit our potential gains.
          In order to manage our exposure to price risks in the marketing of our crude oil and natural gas, we enter into crude oil and natural gas price hedging arrangements with respect to a portion of our expected production. Our hedges, consisting of a series of contracts, are limited in duration, usually for periods of one to four years. While intended to reduce the effects of volatile crude oil and natural gas prices, such transactions may limit our potential gains if crude oil and natural gas prices rise over the price established by the arrangements. In trying to manage our exposure to price risk, we may end up hedging too much or too little, depending upon how our crude oil or natural gas volumes and our production mix fluctuate in the future. In addition, hedging transactions may expose us to the risk of financial loss in certain circumstances, including instances in which our production is less than expected; there is a widening of price basis differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; the counterparties to our future contracts fail to perform under the contracts; or a sudden unexpected event materially impacts crude oil or natural gas prices. We cannot assure that our hedging transactions will reduce the risk or minimize the effect of any decline in crude oil or natural gas prices.

Provisions in our Certificate of Incorporation, Stockholder Rights Plan and Delaware law may inhibit a takeover of us.
          Under our Certificate of Incorporation, our Board of Directors is authorized to issue shares of our common or preferred stock without approval of our stockholders. Issuance of these shares could make it more difficult to acquire us without the approval of our Board of Directors as more shares would have to be acquired to gain control. We also have a stockholder rights plan, commonly known as a “poison pill,” that entitles our stockholders to acquire additional shares of our company, or a potential acquirer of our company, at a substantial discount from market value in the event of an attempted takeover without the approval of our Board. Finally, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions may deter hostile takeover attempts that could result in an acquisition of us that would have been financially beneficial to our stockholders.
USE OF PROCEEDS
          We will not receive any proceeds from the sale by the Selling Stockholders of any of the shares offered hereby. We will pay all of the costs of this offering other than brokerage and underwriting fees and commissions.
SELLING STOCKHOLDERS
          The following table sets forth information with respect to the Selling Stockholders as of May 21, 2007. Each of the Selling Stockholders named below acquired the shares of common stock offered hereby pursuant to the 2005 Plan. Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
          Each of the Selling Stockholders is currently, or has been within the past three years, an employee, officer or director of ours or of our predecessors or affiliates. Because the Selling Stockholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the Selling Stockholders will hold upon termination of any of these sales. In addition, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information to us regarding their shares, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

	Number of Shares		Number of Shares	Percentage of Shares
	Beneficially	Number of Shares	Beneficially Owned	Beneficially Owned
Selling Stockholder	Owned	Offered	After Offering (1)	After Offering (1)
Jeffrey L. Berenson	42,860	8,359	34,501	*
Michael A. Cawley	58,840	3,559	55,281	*
Edward F. Cox	20,742	3,559	17,183	*
Thomas J. Edelman	3,054,205	8,359	3,045,846	1.8%
Kirby L. Hedrick	59,242	3,559	55,683	*
Bruce A. Smith	60,242	3,559	56,683	*
William T. Van Kleef	33,242	8,359	24,883	*

*	Less than one percent (1%).

(1)	Assumes that all shares offered hereby are sold but no other securities held by the selling stockholder are sold.
PLAN OF DISTRIBUTION
          Who may sell and applicable restrictions. The Selling Stockholders will be offering and selling all shares offered and sold under this prospectus. Alternatively, the Selling Stockholders may, from time to time, offer the shares through brokers, dealers or agents that may receive customary brokerage compensation in the form of discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the Selling Stockholders may arrange for other broker-dealers to participate. The Selling Stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any profits on the sale of the shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

     Manner of sales. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the NYSE or other over-the-counter markets. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Selling Stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of this rule. The Selling Stockholders may decide not to sell any of the shares offered under this prospectus, and Selling Stockholders may transfer, devise or gift these shares by other means.
     Prospectus delivery. Because Selling Stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If a particular offer of the shares is to be made other than as described herein, a revised prospectus, or prospectus supplement, will, to the extent required, be distributed which will set forth the terms of such offer.
     Expenses associated with registration. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses and legal and accounting fees. Each Selling Stockholder will pay its own brokerage, underwriting fees and commissions, and legal fees, if any.
     Suspension of this offering. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material effect or fail to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Stockholder.
LEGAL MATTERS
     Thompson & Knight LLP has passed upon the validity of the issuance of the shares being offered by this prospectus.
INFORMATION INCORPORATED BY REFERENCE
     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed pursuant to Section 13(a) of the Exchange Act;
     (b) All other reports filed by the Company since December 31, 2006 with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;
     (c) The description of the Company’s Common Stock contained in the Registration Statement on Form S-4 (No. 333-122262) as filed with the Commission on January 24, 2005, including any subsequent amendment(s) or report(s) filed for the purposes of updating such description.
          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
          The Company will provide to any person, including any beneficial owner of its securities, to whom this prospectus is delivered, a copy of any or all of this information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning the Company at the following address or number:
Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067-3610
Attention: Secretary
(281) 872-3100

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
          We have filed with the Commission, a Registration Statement on Form S-8 (including a Form S-3 Prospectus) under the Securities Act with respect to the shares of common stock offered by this prospectus. A copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) will be provided by us without charge to any person (including any beneficial owner) to whom this prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610, Attention: Secretary. Our telephone number at that address is (281) 872-3100.
          We are also subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the Commission. You can inspect and copy reports and other information filed by us with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0300. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the Commission. Our website is www.nobleenergyinc.com.
          You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the following documents:
          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);
          (b) All other reports filed by the Registrant since December 31, 2006 with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;
          (c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form S-4 (No. 333-122262) as filed with the Commission on January 24, 2005, including any subsequent amendment(s) or report(s) filed for the purposes of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, TX 77067-3610, Attention: Secretary, telephone (281) 872-3100.
Item 4. Description of Securities.
          Not Applicable
Item 5. Interests of Named Experts and Counsel.
          Not Applicable
Item 6. Indemnification of Directors and Officers.
          The Registrant is a Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has the power to indemnify its directors and officers, subject to certain limitations.
          Reference is made to Article VI of the Bylaws of the Registrant as currently in effect, which provides for indemnification of directors and officers of the Registrant under certain circumstances. The Registrant has entered into an indemnity agreement with each of the directors and executive officers of the Registrant, which provides certain protections to such persons against legal claims and related expenses.
          The form of the indemnity agreements entered into between the Registrant and each of the Registrant’s directors and executive officers is filed as Exhibit 10.18 to the Registrant’s Annual Report of Form 10-K for the year ended December 31, 1995.
          Pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Registrant limits the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances.
          The Registrant also maintains insurance to protect itself and its directors, officers, and certain employees and agents against expenses, liabilities and losses incurred by such persons in connection with their service in the foregoing capacities.

          The foregoing summaries are necessarily subject to the complete text of the statute, bylaw, agreement, certificate of incorporation and insurance policy referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
          The sale and issuance of securities to the Selling Stockholders was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.
Item 8. Exhibits.
          Reference is made to the Exhibit Index that appears at page II-5 of this Registration Statement for a detailed list of exhibits filed as a part hereof.
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     (iii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 23, 2007.

NOBLE ENERGY, INC.
By:	/s/ CHARLES D. DAVIDSON
Charles D. Davidson
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The undersigned persons hereby constitute and appoint Charles D. Davidson and Chris Tong, or either of them, as their true and lawful attorneys-in-fact with full power to execute in their names and on their behalf, in the capacities indicated below, any and all amendments to this Registration Statement and the Prior Registration Statements filed with the Commission and hereby ratify and confirm all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.

Signature	Capacity	Date

/s/ Charles D. Davidson Charles D. Davidson	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 23, 2007

/s/ Chris Tong Chris Tong	Senior Vice President,Chief Financial Officer and Treasurer (Principal Financial Officer)	May 23, 2007

/s/ Jeffrey L. Berenson Jeffrey L. Berenson	Director	May 23, 2007

/s/ Michael A. Cawley Michael A. Cawley	Director	May 23, 2007

/s/ Edward F. Cox Edward F. Cox	Director	May 23, 2007

/s/ Thomas J. Edelman Thomas J. Edelman	Director	May 23, 2007

/s/ Kirby L. Hedrick Kirby L. Hedrick	Director	May 23, 2007

/s/ Bruce A. Smith Bruce A. Smith	Director	May 23, 2007

/s/ William T. Van Kleef William T. Van Kleef	Director	May 23, 2007

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Date of Event: April 26, 2005) filed April 29, 2005 and incorporated herein by reference).

5.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of PriceWaterhouseCoopers LLP

23.3*	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

*	Filed herewith.